Exhibit 99.28
AMENDMENT TO A SECURITIES PLEDGE AGREEMENT ENTERED BY:
(i)	Mr. JOSE FRANCISCO SERRANO SEGOVIA, by its own rights;

(ii)	IXE BANCO, S.A. INSTITUCION DE BANCA MULTIPLE, IXE GRUPO FINANCIERO, hereby represented by Lourdes Patricia Ferro Bertolo and Jose Trinidad Hernandez Mendoza; and

(iii)	IXE, CASA DE BOLSA, S.A. DE C.V., IXE GRUPO FINANCIERO; hereby represented by Mr. Jorge Fernando Tejada Ugalde and martin Olle Casals;
In accordance with the following Considerations, Declarations and Clauses:
CONSIDERATIONS
     I.— On May 15, 2006, Mr. Jose Francisco Serrano Segovia (as the “Debtor”) entered with Ixe Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero (as “IXE Banco”) into a commercial account loan agreement No. 06cc31 (hereby referred as the “Loan Agreement”), for an amount of $6,000,000.00 (Six Million 00/100) dollars, legal currency of the United States of America (“Dollars”).
     II.— On May 15, 2006, a SECURITIES PLEDGE AGREEMENT “CONTRATO DE CAUCIÓN BURSATIL” (hereby referred as the “Pledge Agreement”) was entered by Jose Francisco Serrano Segovia (defined as the “Debtor and/or Grantor of the Securities Pledge”), IXE BANCO, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero (defined as the “Creditor”); and Ixe, Casa de Bolsa, S.A. de C.V., Ixe Grupo Financiero (defined as the “Executor”); by means of such agreement 2,314,250 shares of stock of Transportacion Maritima Mexicana, S.A. de C.V. with Issuance Code TMM A (identified as the “Pledged Securities”) were affected in order to guaranty the Loan Agreement, up to May 15, 2006, such shares had an approximately market value of $132,000,000.00 (One Hundred and Thirty Two Millions of Pesos, 00/100 Mexican Currency), administered by the Securities Brokerage Agreement number 49287-6 open with Ixe Casa de Bolsa, S.A. de C.V.
DECLARATIONS

I. — Jose Francisco Serrano Segovia, hereby declares, that it is his wish to enter this Amendment: (i) with the intention to contribute additional securities that will be considered as Pledged Securities; and (ii) in order that the guaranty created over the Pledged Securities in virtue of the Securities Pledge Agreement, guarantee in a 2 (two) to 1 (one) proportion, the performance of all and any of his payment obligations under the Loan Agreement.
In virtue of the above mentioned Considerations and Declarations, the parties agree the following:
CLAUSES
     First. Amendments. The debtor and/or Grantor of the Securities Pledge, hereby consents that the guaranty created over the Pledged Securities in virtue of the Securities Pledge Agreement, guarantees the performance of all and any of his payment obligations under the Loan Agreement during its enforceability, with a gauging of at least 1 (one) to 1 (one) times in case of Credit Instruments of Investment Companies in Debt Instruments and, at least, 2 (two) to 1 (one) times in case of Credit Instruments with Variable Income, with respect to the outstanding balance of the Loan, in accordance with the market value of such instruments.
In order to incorporate the above mentioned to the Securities Pledge Agreement, as well as, to update the rights and obligations contained therewith, the parties hereby agree an integral amendment to the clauses of the Securities Pledge Agreement that must be as follows:
“FIRST.— DEFINITIONS
“Creditor”.— Means Ixe Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero.
“Loan Agreement”.— Means the commercial account loan agreement No. 06cc31 dated may 15, 2006, entered by and among Mr. Jose Francisco Serrano Segovia (as the “Debtor”) and Banco, S.A., Institución de Banca Múltiple, Ixe Grupo Financiero (as “Ixe Banco”) for an amount up to $6,000,000.00 (Six Million 00/100) Dollars.
“Brokerage Agreement”.— Means the brokerage agreement number 49287-6 entered by the Debtor and/or Grantor of the Securities Pledge and the Executor, by which the Pledged Securities are or will be administered.

“Debtor and/or Grantor of the Securities Pledge”.— Jose Francisco Serrano Segovia.
“Dollars”.— Means the legal currency from the United States of America.
“Executor”.— Means Ixe, Casa de Bolsa, S.A. de C.V.
“INDEVAL”.— Means S.D. Indeval, S.A. de C.V., Institucion para el Depósito de Valores.
“Guaranty Margin”.— Means the proportion of the value that the Pledged Agreements must maintain during the present Agreement, in connection with the amount of outstanding balance of the payment obligations in charge of the Debtor and/or Grantor of the Securities Pledge derived from the Loan agreement, which may be bigger or equal to 1 (one) to 1 (one) times in case of Credit Instruments of Investment Companies in Debt Instruments and, at least, 2 (two) to 1 (one) times in case of Credit Instruments with Variable Income, as ordinary or extraordinary determined by the Executor in terms of the Fourth Clause of this Agreement.
“Pledged Securities”.— Means the credit instruments guarded, directly or indirectly, by the Executor in terms of the Brokerage Agreement, and which are incorporated to the guaranty established in favor of the Creditor in terms of this Agreement, described in Schedule 1 of this Agreement, and the amendments to such Schedule 1, if the case, which may be previously authorized by the Creditor, when the credit instruments affected in guaranty do not belong to the same issuer and series of any of those mentioned in Schedule 1.
SECOND.— ENFORCEABILITY
The Debtor and/or Grantor of the Securities Pledge agrees to pledge through a securities pledge the Pledged Securities, in favor of the Creditor, to guarantee the precise performance of all and any of his payment obligations derived from the Loan Agreement.
The Executor will have the character of depositary of the Pledged Securities, committing itself to maintain such guaranty securities in the account of Securities, that has with the Indeval, who at the same time commits to maintain such Securities in accordance with Article 70 and 77 of the Mexican Securities Law.
In accordance with Article 99 of the Mexican Securities Law, for the constitution and perfection of the present Securities Pledge, it will not be necessary to endorse and carry out the material delivery of the Pledged Securities, not even, the elaboration of an entry in the books of the issuer of the Pledged Securities or other securities that substitute these last ones. The statements of account issued by the Executor in connection with the accounts where the pledged Securities are administered will serve as protection of the Pledged Securities in terms of Article 99 of the Mexican Securities Law.
THIRD.— DURATION
The Securities Pledge object of this Agreement will be in full force and effect until all and any of the obligations of the Debtor and/or Grantor of the Securities Pledge in favor of the Creditor, derived form the Loan Agreement or this Agreement, have been fulfilled in their totality. The Debtor and/or Grantor of the Securities Pledge will have the right to request the partial liberation of the Pledged Securities or other Securities object of the Securities Pledge, as long as the Guaranty Margin is maintained at any moment, being enough for effects of any liberation the update duly executed by the parties of the Schedule 1 of this Agreement.
This securities pledge could only be terminated in the moment that the Creditor notifies the Executor that all and any of the obligations established in the Loan Agreement and in this Agreement have been fulfilled.
FOURTH.— CONTINUE GUARANTY
The Debtor and/or Grantor of the Securities Pledge commits himself to maintain in securities pledge at any moment, the Pledged Securities which market value covers the Guaranty Margin, which will be determined by the Executor in an ordinary or extraordinary way, in accordance with the following:
(a)	Determinations and Ordinary Reviews. The Guaranty Margin will be determined by the Executor and notified by written to the Debtor and/or Grantor of the Securities Pledge and the Creditor, during the enforceability of this Agreement, each week, in the first working day of each calendar week (hereinafter the “Determination Date”) in accordance with the following:
(i)	The Executor will obtain the price of the Pledged Securities on the Determination Date, in the understanding that the used price will be the unitary price of quotation of the Pledged Securities on the closing of each of such days, and that such days will be those in which operations and transactions with securities in the Mexican Stock Exchange “Bolsa Mexicana de Valores” have been celebrated (hereinafter any day in which operations and transactions with securities in the Mexican Stock

Exchange have been celebrated will be identified as a “Stock-Exchange Day”;

(ii)	The price obtained in accordance with paragraph (i) above mentioned, will be multiplied by the corresponding number of Pledged Securities and the result will be divided between the exchange rate of the Mexican currency before the Dollar determined by the Mexican Central Bank “Banco de Mexico”, published on the Determination Date as the “Exchange rate to pay obligations denominated in foreign currency payable in the Mexican Republic” in the Official Diary of the Federation “Diario Oficial de la Federacion” (or the exchange rate that substitute it, if the case), and in case such rate stops been published, the exchange rate to be used, will be that in accordance by which the Creditor will be able to acquire Dollars in accordance with normal procedures and bank practices in the Determination Date.
     (b) Determinations and Extraordinary Reviews. It is expressly agreed by the parties that the value proportion kept by the Pledged Securities affected in guaranty, in connection with the outstanding balance of the secured obligations, could be revised by the Executor in any moment during the enforceability of this Agreement, on the sole judgment and per request of the Creditor, taking into consideration: (i) the unitary price of quotation of the Pledged Securities on the closing of previous the Stock-Exchange Day to the date in which the respective review took place (hereinafter the “Extraordinary Review Date”); and (ii) the applicable exchange rate to determine the outstanding balance of the secured obligations which may be the exchange rate of the Mexican currency before the Dollar determined by the Mexican Central Bank “Banco de Mexico”, published on the Extraordinary Review Date as the “Exchange rate to pay obligations denominated in foreign currency payable in the Mexican Republic” in the Official Diary of the Federation “Diario Oficial de la Federacion” (or the exchange rate that substitute it, if the case), and in case such rate stops been published, the exchange rate to be used will be that in accordance by which the Creditor will be able to acquire Dollars in accordance with normal procedures and bank practices in the Extraordinary Review Date.
If during the term of this Agreement, at any Date of Determination or at any Date of Extraordinary Review the Guaranty Margin is seen to diminish by any cause, the Debtor and/or Grantor of the Pledge will affect additional securities with the purpose of conserving or reconstructing said Guaranty Margin, which must be debt instruments subscribed by the Federal Government, or shares of stock of investment companies in debt instruments or in other securities that the Creditor authorize to its full discretion. In the event that this supposition occur the Executor must immediately notify the Debtor and/or Grantor of the Securities Pledge, indicating the number and type of securities that the Debtor and/or Grantor must pledge to restitute the Guaranty Margin, in which case the Debtor and/or Grantor of the Securities Pledge will have a term of 2 (two) business days to pledge the additional securities.

In case the Debtor and/or Grantor of the Securities Pledge does not pledge the additional securities in such a manner as to restitute the Guaranty Margin within said term, the Creditor may order the Executor the execution of the pledge herein agreed upon in accordance to what is established in Clause Sixth of this Agreement, and the payment obligations subscribed by the Debtor and/or Grantor of the Securities Pledge under the Loan Agreement will expire in advance and any outstanding balance under the same will be immediately payable.
FIFTH.— ADMINISTRATION OF THE PLEDGED SECURITIES
In terms of Article 75 of the Mexican Securities Law, the Debtor and/or Grantor of the Securities Pledge will entrust Indeval the administration of the Pledged Securities, empowering it to make effective the patrimonial rights derived from said Pledged Securities, or to carry out the collection of any amount corresponding to the same for amortization, dividends or capital reductions.
In case the Pledged Securities are shares of stock issued by investment companies or other stock companies and in the supposition that the capital be increased in any of the issuers of the Pledged Securities by contributions in cash, the Executor will subscribe and pay on behalf of the Debtor and/or Grantor of the Securities Pledge, through Indeval the shares of stock of the issuer corresponding to the Pledged Securities, only in case the Debtor and/or Grantor of the Securities Pledge provide the necessary resources to make said payment in at least 48 hours ahead of the date in which the payment must be made.
The securities of any of the issuers that subscribe and pay the Executor on behalf of the Debtor and/or Grantor of the Securities Pledge that result necessary to comply with the obligation of maintaining the Guaranty Margin, will remain pledged as part of the guaranties that are construed by means of this Agreement.
The parties agree that the Executor will not incur in any responsibility when due to the necessary funds for such effect were not opportunely provided, can not carry out the subscription of respective shares of stock according to what is established in this Clause.
In the supposition that any of the issuers of the Pledged Securities redeem or pay in advance the securities (in the case of shares of stock with shared utilities), reduce its social capital or cancel a portion of the shares of stock that are in circulation, the Executor will receive the corresponding resources, and will acquire and pledge on behalf of the Debtor and/or Grantor of the Securities Pledge other securities in the terms of this Agreement, same which will be maintained pledged in the terms reached herein. In this case, the Executor will proceed to invest said resources in debt instruments subscribed to the Federal Government or of shares of stock of investment companies in debt instruments decided upon on its entire discretion. The Executor will not be responsible nor guarantees in any way the value of the securities it acquires, the solvency of the issuer nor the amount of the interests and profits generated by said investments.
In the supposition that any of the issuers of the Pledged Securities according to this Agreement agree to divide the shares of stock representative of the social capital in several series or classes, or the terms indicated in the securities that represent the Pledged Securities are modified, the

Executor will proceed to carry out the exchange of the certificates for the new certificates that will be issued. The aforementioned exchange will only take place in case that, once this is carried out, compliance to the obligation to maintain the Guaranty Margin is given.
The dividends in cash that are paid to the Executor in regard to the Pledged Securities, will be destined to the acquisition of debt instruments of the Federal Government or shares of investment companies in debt instruments decided by the Executor by its own discretion, which may be pledged in terms of this Clause, in the understanding that the Executor will have the same liability excuse established in the precedent paragraphs with respect to the investment carried out with the resources.
The dividends in shares of stock paid to the Executor in relation to the Pledged Securities, they will be pledged in the terms of this Clause.
By this act, the Debtor and/or Grantor of the Securities Pledge grants the Executor a mandate so in case any of the cases foreseen in this Clause including but not limited to the expiration of the Pledged Securities (at their expiration date or beforehand or they are redeemed) during the time in which obligations pending payment exist by the Debtor derived from the Loan Agreement, acquire other securities and constitute on behalf of the Debtor and/or Grantor of the Securities Pledge, a securities pledge regarding the securities thus acquired so in the future, said securities become the pledged securities in the terms of this document. In this case, an Amendment to the Securities Pledge Agreement will not be executed, rather it will be enough that the Executor notify Indeval of said circumstance, by written notification of the securities acquired in the terms of this paragraph, along with the application to open or increase the securities account affected by means of a securities pledge, which guarantee the compliance of the payment obligations of the Debtor and/or Grantor of the Securities Pledge derived from the Loan Agreement.
In case the Executor does not acquire on behalf of the Debtor and/or Grantor of the Securities Pledge and pledge other securities at the expiration (at its date or before) or they redeem from the Securities Pledge or other securities that are not object of this pledge, or rather that the Debtor and/or Grantor of the Securities Pledge do not carry out the substitution it refers to in this Clause on a working day after early expiration of the Pledged Securities or other securities that are object of this pledge, or that not reorganize the value of the guaranty until it reaches the value of the equivalence to which this Fourth Clause refers to within 2 (two) working days in which the value of the Pledged Securities demerit or diminish below the relation previously referred to or the Debtor and/or Grantor of the Securities Pledge not pay the corresponding amount derived from the payment of interests or principal corresponding to the Loan Agreement at its payable date, the Creditor will then instruct the Executor to sell the Pledged Securities or other securities that become object of the pledge by name and order of the Debtor and/or Grantor of the Securities Pledge and proceed according to what is established in the following Clause Sixth.
During the term of this Agreement, the rights to vote derived from the Pledged Securities will be carried out by the Executor. The Debtor and/or Grantor of the Securities Pledge will have the right to instruct the Executor regarding the manner in which the previously mentioned rights to vote should be executed, as long as the Debtor and/or Grantor of the Securities Pledge comply with each and everyone of the obligations derived from the Loan Agreement and from this

Agreement, with the understanding that said instructions may not be carried out in such a manner that they (i) affect the rights of the Creditor derived from any from the Loan Agreement, (ii) be contrary to the rights the Creditor acquires from the Loan Agreement or (iii) be contrary to the interests of the Creditor. In this supposition, the Debtor and/or Grantor of the Securities Pledge will provide the respective instructions to the Grantor at least 48 hours in advance to the date of celebration of the corresponding meeting. The parties agree that the Executor will not have any responsibility when due to the respective instructions not being provided in an opportune manner, does not exercise the right to vote in accordance to said instructions.
As of the moment in which the Executor receives notice of non fulfillment referred to in the previous Clause, the Executor will have the exclusive right to exercise the right to vote of the Pledged Securities in the manner in which the Creditor instructs in writing. In case the Executor does not receive the corresponding instructions from the Creditor, he will not assist the corresponding meeting nor exercise the right to vote regarding the Pledged Securities, in which case the Executor will be free of any responsibility.
SIXTH.—EXTRAJUDICIAL SALE
The parties agree that in accordance to what is pursuant in Article 99 of the Mexican Securities Law, the Executor, will carry out the extrajudicial sale of the Pledged Securities when any of the non-fulfillment cases foreseen in Clause Ninth of this Agreement take place. For such effect, the Creditor will give a notice of non-fulfillment in writing to the Executor, pointing out (i) the cause or causes for non-fulfillment, (ii) the amount of the balance which payment is required and (iii) the intention of the Executor to proceed in the extrajudicial sale of the Pledged Securities in case the obligations are not complied within the term previously established.
Once the notification referred to in the previous paragraph is received, the Executor will proceed in the extrajudicial sale of the Pledged Securities (subject to the procedure described further on) and deliver the product of the sale of the same to the Creditor.
For effect of the aforementioned, the Executor, within one business day of having received the notification from the Creditor, will advice the Debtor and/or Grantor of the Securities Pledge. Likewise, the Executor will advice of the non-fulfillment of the Creditor, to the institution for the deposit of securities to which the Pledged Securities were remitted.
The Debtor and/or Grantor of the Securities Pledge will have a term of 3 (three working days, as of the reception date of the aforementioned notice, to fulfill or to have the secured obligations derived from the Loan Agreement or this Agreement fulfilled (the “Secured Obligations”), or exhibit proof the respective payment. Once said term has passed without being complied with or the Secured Obligations paid or proof payment shown, the Executor will proceed to sale the Pledged Securities through the Mexican Stock Exchange “Bolsa Mexicana de Valores, S.A. de C.V.” at market value, that is enough to cover the Creditor the principal and additional Guaranteed Obligations by means of this Agreement.

In case that at the date in which the Executor receives the notification of non-fulfillment, the Pledged Securities are shares of stock of investment companies in debt instruments or other stock companies whose registration before the Mexican Stock Exchange “Bolsa Mexicana de Valores, S.A. de C.V.” has been cancelled for any reason, then the Executor will sell said shares of stock directly to the persons that intend to acquire them, as long as the shares of stock that form part of the Pledged Securities are sold at a price that may not be inferior to 50% of their accounting value, according to the most recent financial statements of the respective issuer.
With the purpose that the Debtor and/or Grantor of the Securities Pledge fulfill the obligations contracted in the Loan Agreement and so as the Executor carry out the sale of the Pledged Securities in the terms established in this Clause, the Debtor and/or Grantor of the Securities Pledge in this act grants the Executor a special irrevocable power of attorney so ample in law as required, with the necessary faculties to carry out the sale of the Pledged Securities in compliance with the obligations set forth herein. Likewise, the Debtor and/or Grantor of the Securities Pledge in this act irrevocably authorizes and instructs the Executor to order Indeval the transfers required in relation to the sale of the Pledged Securities. The procedure for the sale of the Pledged Securities in the terms previously indicated, will initiate as of the expiration of the term referred to in this Clause, without being necessary that the Creditor executes or deliver any additional document to the Executor.
The Executor will have the right to receive the commission and fees foreseen in the Brokerage Agreement for the execution of the sale, in case it be executed in accordance to what is established in this Clause.
Likewise, the Executor will have the right to receive payment in an amount equal to 5% (five percent) of the amount of the Loan Agreement for the concept of execution fees, in case of the execution of the pledge foreseen by this Securities Pledge Agreement.
The Creditor and Debtor and/or Grantor of the Securities Pledge agree that the sale of the Pledge Securities will be applied to the payment of the outstanding Secured Obligations, applying the proceeds of the sale in the same proportion as the outstanding balance of the obligations under the Loan Agreement represent under the total amount of the Secured Obligations, as follows:
(i)	First: to the payment of the expenses cause by the breach and payment requirement notice;

(ii)	Second: to the payment of the expenses generated by the extrajudicial sale, including the Executor’s fees;

(iii)	Third: to the payment of delayed interests, if any, resulted from the Loan Agreement;

(iv)	Fourth: to the payment of ordinary interests and commissions derived from the Loan Agreement;

(v)	Fifth: to the payment of principal amount owed under the Loan Agreement;

(vi)	Sixth: to the payment of any owed amount in favor of the Executor by virtue of the Brokerage Agreement or the present Agreement.
Once applied the aforementioned and in case there exists a remnant, this will be submitted to the Debtor and/or Grantor of the Securities Pledge.
Once all the secured obligations by means of this Agreement are covered, the Executor should refund on the second working day following the payment notification referred to in the Third Clause of the present Agreement by the Creditor, the Pledged Securities to the Debtor and/or Grantor of the Securities Pledge, or in case that they have been sold, it will return those that have not been transferred or the remnant of the product after having paid the Creditor.
The Debtor and/or Grantor of the Securities Pledge binds itself to peacefully and safely take out the Executor and its personnel in case of a filed claim, procedure or litigation against the Executor, o its personnel in regard to the present Agreement. Consequently, the Debtor and/or Grantor of the Securities Pledge commits himself to reimburse the Executor and its personnel any expense or lay out (including legal expenses) they incurred, or any damage or loss suffered by virtue of any claim, litigation or procedure in the United Mexican States or abroad, against the Executor and its employees, in regard with any act that the Executor carry out under the present Agreement.
SEVENTH.— EXECUTOR’S REPLACEMENT
In case of any impossibility for the Executor to perform the extrajudicial sale of the Pledge Securities, either by act, or by any other reason that forbids him to perform its functions as Executor, this last one will notify such situation to the Creditor in order to be designated an Substitute Executor. The parties in this act agree and authorize that the Creditor designate the Substitute Executor, in order to execute the Pledged Securities in the terms stipulated in the present Agreement.
Once the Substitute Executor accepts it charge, the Creditor will instruct the Executor to carry out the transfer of the Pledged Securities to the Substitute Executor, to the account designated by him by written, in order to proceed with the sale of the Pledged Securities, in terms of the present Agreement and as provided in Article 99 of the Mexican Securities Law.
It is understood that the Debtor and/or Grantor of the Securities Pledge will pay the expenses and reasonable and documented costs incurred as a result of the substitution, as well as, the Substitute Executor’s fees.
EIGHTH.— EXPENSES
All the expenses incurred by virtue of the present Agreement (including without limitation legal fees, rights, etc.) substitution o extrajudicial sale of the Pledge Securities will be on account of the Debtor and/or Grantor of the Securities Pledge and agrees to cover any such expenses within the following two working days in which he receives written notification by the Executor.
NINTH.— EVENTS OF DEFAULT
The following are the events of default and foreclosure for this Agreement:
a)	That the Debtor and/or Grantor of the Securities Pledge does not fulfill the obligation to keep or restore the Guaranty Margin mentioned in the Fourth Clause of the present Agreement, as well as any other of its obligations established under the terms of the present Agreement.

b)	That the Debtor and/or Grantor of the Securities Pledge, if any, does not comply with any of its obligations under the Loan Agreement.
In case of any event of default established in the present Clause, the Creditor will give written notice to the Executor, who will proceed with the foreclosure procedure established in Clause Sixth of the present Agreement.
TENTH.— OTHER OBLIGATIONS
During the time in which any obligations derived from the Loan Agreement and this Agreement have not been fulfilled, the Debtor and/or Grantor of the Securities Pledge commits itself to not execute any act, amendment or agreement that has consequences to restrict or cancel its rights as owners, as the case may be, of the Pledged Securities, as well as, to transfer or pledge the securities in any way. Likewise, the Debtor and/or Grantor of the Securities Pledge commits itself to pay any tax, contribution or commission that corresponds to the Pledged Securities, to its possession or derived from the present Agreement or the Loan Agreement.
ELEVENTH.— NOTICES
For all purposes of this Agreement the parties appoint the following addresses as their domiciles:

DEBTOR AND/OR	Av. Paseo de la Reforma No. 610,
GRANTOR OF THE	Col. Lomas de Chapultepec,
PLEDGED SECURITIES:	11000 México, Distrito Federal.

EXECUTOR:	Paseo de la Reforma No. 505 — Piso 45
Col. Cuauhtemoc
Mexico, D.F., 06500

CREDITOR:	Paseo de la Reforma No. 505 — Piso 45
Col. Cuauhtemoc

Mexico, D.F., 06500
TWELFTH.— NOVATION, AMENDMENT, ETC.
The present Securities Pledge Agreement will not constitute novation, amendment, payment or payment in kind of the payment obligations of the Debtor by the Loan Agreement.
THIRTEENTH.— APPLICABLE LAW AND JURISDICTION
The present Securities Pledge Agreement will be governed in accordance with the provisions of Article 99 of the Mexican securities Law applicable in the Mexican Republic. With respect to the interpretation, execution and compliance of this agreement, the parties submit expressly to the applicable laws in the Courts having jurisdiction in Mexico City, resigning to any other civil court which may correspond by reason of their present or future domiciles or by any other cause.
     Second. Absence of Novation. The parties recognize expressly that the modifications established in the present instrument, do not imply any novation to the obligations derived from the Securities Pledge Agreement nor the Loan Agreement, for which the text of the clauses of the same, with the exception to the modifications stipulated in the present Agreement, will keep in full force and effect.
     Third. Subsistence. In the case that an authority interprets or resolves that the text of the present Agreement constitutes a novation of the Securities Pledge Agreement or the Loan Agreement, Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero hereby, with the consent of the parties, reserves expressly the guaranties constituted in respect t such Loan Agreement, in accordance with the provisions of Article 2220 of the Federal Civil Code and its correlatives in other States of the Mexican Republic.
     Fourth. Contract Units. The parties convene that the rights and obligations hereby agreed, will be considered for all effects, as rights and obligations of the respective Securities Pledge Agreement and the Loan Agreement, in its case, therefore it will be applicable, specially in the events of default, all the agreements established in such documents.
     Fifth. Expenses. Jose Francisco Serrano Segovia will pay Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero, as well as, Ixe, Casa de Bolsa, S.A. de C.V., Ixe Grupo Financiero, any cost derived from the preparation and execution of this Amendment, as well as, any cost or expense in regard with the execution of the present Amendment.

     Sixth.— Notification. The present Agreement must be notified to S.D. Indeval, S.A. de C.V., Institucion para el Depósito de Valores, under the terms and conditions satisfactory to an exclusive proceeding from Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero, as well as, from Ixe, Casa de Bolsa, S.A. de C.V., Ixe Grupo Financiero within a term of no more than three days following the execution date, every expense caused by this event will be covered by Jose Francisco Serrano Segovia.
     Seventh.— Applicable Laws. This Amendment will be governed by and interpreted in accordance with the laws of the United States of Mexico.
     Eighth.— Jurisdiction. For everything related to the interpretation and compliance of the obligations derived from the present Amendment, the parties will be submitted to a jurisdiction and competency of the courts of Mexico City, resigning to any other civil court which may correspond by reason of their present or future domiciles or by any other cause.
The present Amendment is executed in Mexico City, federal District in 4 counterparts on June 19, 2006.

Jose Francisco Serrano Segovia	Ixe Banco, S.A.
Institución de Banca Multiple,
Ixe Grupo Financiero

[signature]	[signature]

By its own right	By: Lourdes Patricia Ferro Bertolo and
Jose Trinidad Hernandez Mendoza

Ixe, Casa de Bolsa, S.A. de C.V.
Ixe Grupo Financiero

[signature]
By: Martin Olle Casals and
Jorge Fernando Tejeda Ugalde.

SCHEDULE 1 OF THE SECURITIES PLEDGE AGREEMENT DATED MAY 15, 2006, MODIFIED BY AMENDMENT DATED JUNE 19, 2006, ENTERED BY AND AMONG : (i) IXE BANCO, S.A. INSTITUCION DE BANCA MULTIPLE, IXE GRUPO FINANCIERO (THE “CREDITOR”); (ii) MR. JOSE FRANCISCO SERRANO SEGOVIA (EL “DEBTOR AND/OR GRANTOR OR THE SECURITIES PLEDGE”); AND (iii) IXE, CASA DE BOLSA, S.A. DE C.V., IXE GRUPO FINANCIERO (THE “EXECUTOR”).

Certificates Number:	Issuer:	Series:	Contract Number
2,794.903	TMM	A	49287-6
2,875,196	IXECOB	B	49287-6

Jose Francisco Serrano Segovia	Ixe Banco, S.A.
Institución de Banca Multiple,
Ixe Grupo Financiero

[signature]

By its own right	By: Lourdes Patricia Ferro Bertolo and
Jose Trinidad Hernandez Mendoza

Ixe, Casa de Bolsa, S.A. de C.V.
Ixe Grupo Financiero

By: Martin Olle Casals and
Jorge Fernando Tejeda Ugalde.